         As filed with the Securities and Exchange Commission on October 7, 1997
                                                      Registration No. 333-34931

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                         ----------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 1

                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                     PEOPLES HERITAGE FINANCIAL GROUP, INC.
          ------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


         Maine                         6120                    01-0437984
       ---------                     --------                --------------
 (State or other juris-          (Primary Standard          (I.R.S. Employer
diction of incorporation     Industrial Classification     Identification No.)
    or organization)                 Code No.)

                                 P.O. Box 9540
                              One Portland Square
                          Portland, Maine  04112-9540
                                 (207) 761-8500
                                 --------------
    (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

                                William J. Ryan
                Chairman, President and Chief Executive Officer
                     Peoples Heritage Financial Group, Inc.
                                 P.O. Box 9540
                              One Portland Square
                          Portland, Maine  04112-9540
                                 (207) 761-8500
                                 --------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                with a copy to:

                            Gerard L. Hawkins, Esq.
                     Elias, Matz, Tiernan & Herrick L.L.P.
                             734 15th Street, N.W.
                             Washington, D.C. 20005
                                 (202) 347-0300

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and the registrant's pending acquisition of MPN Holdings is consummated.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                    ---------------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

PROSPECTUS


                                222,839 Shares


                     PEOPLES HERITAGE FINANCIAL GROUP, INC.

                                  Common Stock


         This Prospectus relates to the public offering, which is not being underwritten, of up to 222,839 shares (the "Offered Stock") of Common Stock, par value $0.01 per share (the "Common Stock"), of Peoples Heritage Financial Group, Inc. (the "Company") which may be offered from time to time for the account of the selling stockholders named herein (the "Selling Stockholders"). The shares of Offered Stock will be issued to the Selling Stockholders in connection with the Company's acquisition of MPN Holdings ("MPN") pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Company will not receive any of the proceeds from the sale of shares of Offered Stock by the Selling Stockholders.


         The shares of Offered Stock may be offered and sold from time to time by the Selling Stockholders directly or through broker-dealers who may act solely as agents, or who may acquire shares as principals. The distribution of the shares of Offered Stock may be effected in one or more transactions that may take place through the Nasdaq Stock Market, including block trades or ordinary broker's transactions, or through privately-negotiated transactions, or in accordance with Rule 144 under the Securities Act, or through a combination of any such method of sale, at market prices or at negotiated prices. Usual and customary or negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. The Selling Stockholders and any dealers or agents that participate in the distribution of the Offered Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Offered Stock by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. See "Plan of Distribution."


         The Common Stock is traded on the Nasdaq Stock Market's National Market under the symbol "PHBK." On October 6, 1997, the closing price for the Common Stock was $42.00 per share.


                             ----------------------

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
           SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
              COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
                     UPON THE ACCURACY OR ADEQUACY OF THIS
                        PROSPECTUS.  ANY REPRESENTATION
                              TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------


                The date of this Prospectus is October ___, 1997

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy material and other information concerning the Company can be inspected and copied at the office of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices, located at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

         The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits thereto. For further information, reference is made to such Registration Statement and exhibits. Statements made in this Prospectus as to the content of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the Registration Statement, each such statement being qualified in all respects by such reference, which may be inspected and copied in the manner and at the sources described above.

         The Company is an electronic filer under the EDGAR (Electronic Data Gathering, Analysis and Retrieval) system maintained by the Commission. The Commission maintains a Web site (http://www.sec.gov) on the Internet that contains reports, proxy statements, information statements and other information filed electronically by the Company with the Commission.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

         1.      Annual Report on Form 10-K for the year ended December 31,
                 1996;

         2. Quarterly Report on Form 10-Q for the quarters ended March 31 and June 30, 1997;


         3. Reports on Form 8-K filed by the Company on January 23, January 29, April 17, June 4, June 27 and October 1, 1997; and


         4. The description of the Common Stock which is contained in the Registration Statement on Form S-4 filed by the Company on July 3, 1996.

         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes any such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any of the foregoing documents incorporated herein by reference (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests should be directed to Peoples Heritage Financial Group, Inc., P.O. Box 9540, One Portland Square, Portland, Maine 04112-9540,
Attention: Brian Arsenault (telephone no. (207) 761-8517).

                                  THE COMPANY

         The Company is a multi-bank and financial services holding company which is incorporated under the laws of the State of Maine. At June 30, 1997, the Company had consolidated assets of $5.6 billion and consolidated shareholders' equity of $431.7 million. Based on total assets at June 30, 1997, the Company is the largest independent bank holding company headquartered in northern New England and the fifth largest independent bank holding company headquartered in New England.

         The Company offers a broad range of commercial and consumer banking services and products and trust and investment advisory services through three wholly-owned banking subsidiaries: Peoples Heritage Bank ("PHB"), Bank of New Hampshire ("BNH") and Family Bank, FSB ("Family Bank"). PHB is a Maine-chartered universal bank which currently operates 67 offices throughout Maine and, through subsidiaries, engages in mortgage banking, financial planning, equipment leasing and securities brokerage activities. BNH is a New Hampshire-chartered commercial bank which currently operates 45 offices throughout New Hampshire. Family Bank is a federally-chartered savings bank which currently operates 18 banking offices in the Merrimack Valley area of Greater Haverhill and Greater Lowell, Massachusetts and five offices in southern New Hampshire.


         Acquisitions have been, and are expected to continue to be, an important part of the expansion of the Company's business. On October 1, 1997, the Company acquired Atlantic Bancorp, parent company of Atlantic Bank National Association, Maine's fifth largest bank, and the Company anticipates consummating its proposed acquisition of MPN Holdings, the parent company of MPN Insurance, Maine's largest independent insurance brokerage firm, on or about October 10, 1997.


         The principal executive offices of the Company are located at One Portland Square, Portland, Maine 04112, and its telephone number is (207) 761-8500.

                                USE OF PROCEEDS

         The Company will not receive any of the proceeds from sales of Offered Stock. See "Selling Stockholders" for a list of those persons who will receive the proceeds from such sales.

                              SELLING STOCKHOLDERS


         This Prospectus covers the offer and sale by each of the Selling Stockholders of the Common Stock to be issued to them in connection with the acquisition of MPN. The Selling Stockholders will receive an aggregate of 222,839 shares of Common Stock pursuant to this acquisition. The Company has agreed that it will cause to be registered under the Securities Act the resale of the Common Stock received by the Selling Stockholders. In addition, the Company has agreed to indemnify the Selling Stockholders against certain liabilities arising out of any actual or alleged material misstatements or omissions in the Registration Statement, other than liabilities arising from information supplied by the Selling Stockholders for use in the Registration Statement. Each Selling Stockholder, severally but not jointly, has agreed to indemnify the Company against liabilities arising out of any actual or alleged material misstatements or omissions in the Registration Statement insofar as such misstatements or omissions were made in reliance upon written information furnished to the Company by such Selling Stockholder expressly for use in the Registration Statement.

         The table below sets forth each Selling Stockholder's name, the number of shares of Common Stock beneficially owned by such Selling Stockholder prior to the Offering, the maximum number of shares of Common Stock offered hereby by such Selling Stockholder and the number of shares of Common Stock to be held by such Selling Stockholder after the Offering.



                                          Maximum Number of       Number of Shares
                                         Shares to be Sold in    Owned Prior to the    Number of Shares Owned
                 Name                      the Offering(1)            Offering         After the Offering(2)
---------------------------------        --------------------    ------------------    ----------------------
 Amanda M. Bennett                                2,896                  0                       0
 Raymond F. Brogan                                6,366                  0                       0
 John R. Curran(3)                               13,001                  0                       0
 Linda G. Delponte                                2,290                  0                       0
 Thomas L. Deveaux                                2,526                  0                       0
 Francis A. Ferland                               6,500                  0                       0
 Daniel G. Hall(3)                               10,667                  0                       0
 James J. Kilbride(3)                            45,001                  0                       0
 Joseph A. Kilbride                               2,728                  0                       0
 Michael P. Kilbride                              1,010                  0                       0
 Frederick J. Leavitt(3)                          9,599                  0                       0
 Lila Payson Littlefield                            875                  0                       0
 Amelia Payson McLeod                               875                  0                       0
 Eugene J. Miliard(3)                             6,500                  0                       0
 Henry S. Payson                                 54,668                  0                       0
 Henry S. Payson,
   Irrevocable Trust u/a
   dated October 28, 1996                         1,684                  0                       0
 H. Martyn Payson(3)                             40,858                  0                       0
 Richard H. Pew(3)                                1,987                  0                       0
 Alan R. Quinlan                                  1,987                  0                       0
 Peter L. Sparta                                  6,063                  0                       0
 Leonard A. Taylor, Jr.(3)                        3,402                  0                       0
 Marilyn C. Weeman(3)                               336                  0                       0
 John G. Willett                                  1,010                  0                       0

-----------------------------------
(1) Represents the number of shares of Common Stock to be received by each Selling Stockholder upon consummation of the acquisition of MPN Holdings by the Company.


(2) Because the Selling Stockholders may sell all, some or none of the Shares offered hereby, there can be no assurance as to the number of Shares which will be held by each Selling Stockholder upon completion of the Offering. Even if no Shares are sold, however, no Selling Stockholder would hold one percent or more of the outstanding Common Stock upon completion of the Offering (based on the total number of shares of Common Stock held by the Selling Stockholders as of the date hereof and to be received upon consummation of the acquisition of MPN Holdings by the Company).



(3) Includes in the case of James J. Kilbride, Daniel G. Hall, H. Martyn Payson, John R. Curran, Frederick J. Leavitt, Marilyn C. Weeman, Richard H. Pew, Eugene J. Miliard and Leonard A. Taylor, Jr., 12,799 shares, 10,239 shares, 572 shares, 2,223 shares, 101 shares, 336 shares, 1,717 shares, 1,010 shares and 3,402 shares held in individual retirement accounts, respectively.


         The Selling Stockholders may sell up to all of the shares of the Common Stock shown above under the heading "Number of Shares Owned Prior to the Offering" pursuant to this Prospectus in one or more transactions from time to time as described below under "Plan of Distribution."

                              PLAN OF DISTRIBUTION

         Each of the Selling Stockholders may sell his, her or its shares of Offered Stock directly or through broker-dealers who may act solely as agents, or who may acquire shares as principals. The distribution of the shares of Offered Stock may be effected in one or more transactions that may take place on the Nasdaq Stock Market, including block trades or ordinary broker's transactions, or through privately-negotiated transactions, or in accordance with Rule 144 under the Securities Act (or any other applicable exemption from registration under the Securities Act), through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. Sales of the Offered Stock may be effected to cover previous short sales of Common Stock.

         The Selling Stockholders may effect transactions by selling the Offered Stock directly or through broker-dealers acting either as principal or as agent, and such broker-dealers may receive compensation in the form of usual and customary or negotiated discounts, concessions or commissions from the Selling Stockholders.

         The aggregate proceeds to the Selling Stockholders from the sale of the Offered Stock will be the purchase price of the Offered Stock sold less the aggregate agents' commissions, if any, and other expenses of issuance and distribution not borne by the Company. The Selling Stockholders and any dealers or agents that participate in the distribution of the Offered Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Offered Stock by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

          Each Selling Stockholder and any other person participating in a distribution of the Offered Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M and Rules 101 through 105 thereunder. Regulation M governs the activities of persons participating in a distribution of securities and, consequently, may restrict certain activities of, and limit the timing of purchases and sales of Offered Stock by, Selling Stockholders and other persons participating in a distribution of Offered Stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distribution, subject to exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.

                                 LEGAL MATTERS

         The validity of the shares of Common Stock being offering hereby will be passed upon for the Company by the law firm of Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C.
                                    EXPERTS

         The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in the method of accounting for mortgage servicing rights effective January 1, 1995.

================================================================================

        No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation must not be relied upon as having been authorized by the Company, a Selling Stockholder or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any state to any person to whom it is unlawful to make such offer in such state. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                           -----------------------


                                TABLE OF CONTENTS


                                        Page
Available Information . . . . . .          1
Incorporation of Certain Documents
  by Reference  . . . . . . . . .          2
The Company . . . . . . . . . . .          3
Use of Proceeds . . . . . . . . .          3
Selling Stockholders  . . . . . .          3
Plan of Distribution  . . . . . .          5
Legal Matters . . . . . . . . . .          6
Experts . . . . . . . . . . . . .          6

================================================================================


================================================================================



                                222,839 SHARES



                              PEOPLES HERITAGE
                            FINANCIAL GROUP, INC.



                                COMMON STOCK



                           ----------------------
                                 PROSPECTUS
                           ----------------------







                              October ___, 1997





================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

  (a)     List of Exhibits:


 Exhibit No.                                          Exhibit                                      Location
 -----------                                          -------                                      --------
 3(a)(1)              Articles of Incorporation of the Company                                       (1)

 3(a)(2)              Articles of Amendment to Articles of Incorporation
                       of the Company                                                                (2)

 3(b)                 Bylaws of the Company                                                          (1)

 4                    Specimen Common Stock certificate                                              (1)

 5                    Opinion of Elias, Matz, Tiernan & Herrick L.L.P.
                       regarding legality of securities being registered

 23(a)                Consent of Elias, Matz, Tiernan & Herrick L.L.P.                                --
                       (contained in the opinion included as Exhibit 5)

 23(b)                Consent of KPMG Peat Marwick LLP                                                *

 24                   Powers of Attorney (included in the signature page to the                       --
                       initial filing of this Registration Statement)

---------------------------------

*        Previously filed.

(1) Exhibit is incorporated by reference to the Form S-4 Registration Statement (No. 33-20243) filed by the Company with the SEC on February 22, 1988.

(2) Exhibit is incorporated by reference to the Form 10-Q report filed by the Company with the SEC on May 14, 1996.

         (b)     Financial Statement Schedules.

         No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Maine on the 29th day of September 1997.



PEOPLES HERITAGE FINANCIAL GROUP, INC.



By:      /s/ William J. Ryan
         ------------------------------------------------------
         William J. Ryan
         Chairman, President and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.





 /s/ Robert P. Bahre*                            Date:  September 29, 1997
 ---------------------------------------
 Robert P. Bahre
 Director



 /s/ Everett W. Gray*                            Date:  September 29, 1997
 ---------------------------------------
 Everett W. Gray
 Director


 /s/ Andrew W. Greene*                           Date:  September 29, 1997
 ---------------------------------------
 Andrew W. Greene
 Director

 /s/ Katherine M. Greenleaf*                     Date:  September 29, 1997
 ---------------------------------------
 Katherine M. Greenleaf
 Director


 /s/ Dana Levenson*                              Date:  September 29, 1997
 ---------------------------------------
 Dana Levenson
 Director


 /s/ Robert A. Marden, Sr.*                      Date:  September 29, 1997
 ---------------------------------------
 Robert A. Marden, Sr.
 Vice Chairman


 /s/ Malcolm W. Philbrook, Jr.*                  Date:  September 29, 1997
 ---------------------------------------
 Malcolm W. Philbrook, Jr.
 Director


 /s/ Pamela P. Plumb*                            Date:  September 29, 1997
 ---------------------------------------
 Pamela P. Plumb
 Vice Chairman


 /s/ William J. Ryan                             Date:  September 29, 1997
 --------------------------------------
 William J. Ryan
 Chairman, President and Chief
  Executive Officer
 (principal executive officer)



 /s/ Curtis M. Scribner*                         Date:  September 29, 1997
 ---------------------------------------
 Curtis M. Scribner
 Director


 /s/ Paul R. Shea*                               Date:  September 29, 1997
 ---------------------------------------
 Paul R. Shea
 Director

 /s/ Davis P. Thurber*                                Date:  September 29, 1997
 ---------------------------------------
 Davis P. Thurber
 Director


 /s/ John E. Veasey*                                  Date:  September 29, 1997
 ---------------------------------------
 John E. Veasey
 Director


 /s/ Peter J. Verrill                                 Date:  September 29, 1997
 ---------------------------------------
 Peter J. Verrill
 Executive Vice President, Chief Operating Officer,
   Chief Financial Officer and Treasurer
   (principal financial and accounting officer)



----------


* By Peter J. Verrill, Attorney-in-fact.

                                 EXHIBIT INDEX


Exhibit No.                                          Exhibit                                      Location
-----------                                          -------                                      --------
3(a)(1)              Articles of Incorporation of the Company                                       (1)

3(a)(2)              Articles of Amendment to Articles of Incorporation
                      of the Company                                                                (2)

3(b)                 Bylaws of the Company                                                          (1)

4                    Specimen Common Stock certificate                                              (1)

5                    Opinion of Elias, Matz, Tiernan & Herrick L.L.P.
                      regarding legality of securities being registered

23(a)                Consent of Elias, Matz, Tiernan & Herrick L.L.P.                                --
                      (contained in the opinion included as Exhibit 5)

23(b)                Consent of KPMG Peat Marwick LLP                                                *

---------------------------------

*  Previously filed.

(1) Exhibit is incorporated by reference to the Form S-4 Registration Statement (No. 33-20243) filed by the Company with the SEC on February 22, 1988.

(2) Exhibit is incorporated by reference to the Form 10-Q report filed by the Company with the SEC on May 14, 1996.